                                          Registration No. 333-____________
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                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549
                            __________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                              MANATRON, INC.
          (Exact Name of Registrant as Specified in Its Charter)
                            __________________

                   MICHIGAN                        38-1983228
        (State or Other Jurisdiction of         (I.R.S. Employer
        Incorporation or Organization)      Identification Number)

             2970 SOUTH 9TH STREET
              KALAMAZOO, MICHIGAN                   49009
   (Address of Principal Executive Offices)        (Zip Code)


                              MANATRON, INC.
                       RESTRICTED STOCK PLAN OF 1998
                         (Full Title of the Plan)

         PAUL R. SYLVESTER          Copies to:    STEPHEN C. WATERBURY
PRESIDENT, CHIEF EXECUTIVE OFFICER            WARNER NORCROSS & JUDD LLP
   AND CHIEF FINANCIAL OFFICER                  900 OLD KENT BUILDING
          MANATRON, INC.                          111 LYON STREET, N.W.
       2970 SOUTH 9TH STREET                GRAND RAPIDS, MICHIGAN 49503-2487
     KALAMAZOO, MICHIGAN 49009

                   (Name and Address of Agent For Service)

                              (616) 375-6300
       (Telephone Number, Including Area Code, of Agent For Service)

                      CALCULATION OF REGISTRATION FEE
       TITLE OF                         PROPOSED MAXIMUM       PROPOSED MAXIMUM
   SECURITIES TO BE     AMOUNT TO BE     OFFERING PRICE           AGGREGATE              AMOUNT OF
      REGISTERED         REGISTERED     PER SHARE<F1><F2>    OFFERING PRICE<F1><F2>   REGISTRATION FEE
     Common Stock,   100,000 shares<F3>       $5.00                 $500,000              $139.00
     no par value

<F1> Estimated solely for the purpose of calculating the registration fee.
<F2> On December 21, 1998, the last sales price of the Common Stock of
     Manatron, Inc. was $5.00 per share. The registration fee is computed in accordance with Rule 457(h) and (c).
<F3> Plus an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

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
                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed by Manatron, Inc. (the "COMPANY" or the "REGISTRANT") with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a) The Registrant's Annual Report on Form 10-K for the year ended April 30, 1998.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") since the end of the Registrant's latest fiscal year covered by the financial statements included in the Annual Report referred to in (a) above.

          (c) The registration statement on Form 8-A for the Registrant's Common Stock, containing a description of such stock, filed with the Commission.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold from the date of filing of such documents shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

          The class of securities to be offered is registered under Section 12 of the Exchange Act. A description of such securities has been incorporated by reference in Item 3(c) above.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company's Restated Articles of Incorporation and Bylaws generally require the Company to indemnify its directors and officers to the fullest extent permissible under Michigan law against all expenses


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(including amounts paid in settlement) incurred in any proceeding (whether or not such proceeding was by or in the right of the Company, a subsidiary or otherwise) in which they were a party because of their position as a director or officer of the Company or because they served at the request of the Company as a director, officer, employee or agent of another corporation or entity. The provision also provides for the advancement of litigation expenses at the request of a director or officer under certain circumstances.

          Michigan law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided that there is a determination by a quorum of a majority vote of disinterested directors, or if such a quorum cannot be obtained, by a majority vote of a committee designated by the board which consists of two or more disinterested directors, or if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or by all independent directors who are not parties to the action or by the shareholders, that the person seeking indemnification acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, which the person had no reasonable cause to believe the person's conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which the person is adjudged liable to the corporation. Michigan law requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

          All of the above provisions could affect the liability of the Company's directors and officers in their capacities as such.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          The following exhibits are filed or incorporated by reference as part of this registration statement:

EXHIBIT
NUMBER    DOCUMENT

4.1 Restated Articles of Incorporation. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1995, and incorporated herein by reference.




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4.2       Bylaws.  Previously filed as an exhibit to the Company's Form
          10-K Annual Report for the fiscal year ended April 30, 1995, and incorporated herein by reference.

4.3 Revolving Credit Loan Agreement. Previously filed as an exhibit to the Company's Form 8-K Current Report dated November 11, 1994, and incorporated herein by reference.

4.4 First Amendment to Revolving Credit Agreement. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1996, and incorporated herein by reference.

4.5 Second Amendment to Revolving Credit Agreement. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1996, and incorporated herein by reference.

4.6 Rights Agreement dated June 2, 1997 between Manatron, Inc. and Registrar and Transfer Company. Previously filed as an exhibit to the Company's Form 8-A filed on June 11, 1997, and incorporated herein by reference.

5         Opinion of Legal Counsel.

23.1      Consent of Arthur Andersen LLP.

23.2      Consent of Legal Counsel.  Included in Exhibit 5 above.

24        Power of Attorney.

ITEM 9.     UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus required by
               Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or
               events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the


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
               information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with
               respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the


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
     registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

























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
                                SIGNATURES


     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kalamazoo, state of Michigan, on this 22nd day of December, 1998.


                             MANATRON, INC.


                             By /S/ PAUL R. SYLVESTER
                                Paul R. Sylvester
                                President, Chief Executive Officer
                                  and Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     SIGNATURE               TITLE                            DATE



/S/ PAUL R. SYLVESTER        Director (Principal         December 22, 1998
Paul R. Sylvester            Executive Officer)


*/S/ RANDALL L. PEAT         Director                    December 22, 1998
Randall L. Peat


________________________     Director                    ___________, 1998
Richard J. Holloman


*/S/ DOUGLAS A. PEAT         Director                    December 22, 1998
Douglas A. Peat


*/S/ JANE M. RIX             Director                    December 22, 1998
Jane M. Rix


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


*/S/ STEPHEN C. WATERBURY    Director                    December 22, 1998
Stephen C. Waterbury


________________________     Director                    ____________, 1998
Harry C. Vorys


*/S/ GENE BLEDSOE            Director                    December 22, 1998
Gene Bledsoe


*/S/ ALLEN F. PEAT           Director                    December 22, 1998
Allen F. Peat


/S/ JOSEPH ZALEWSKI          Vice President-Finance      December 22, 1998
Joseph Zalewski              and Chief Financial
                             Officer (Principal
                             Financial and Accounting
                             Officer)


*By /S/ PAUL R. SYLVESTER
    Paul R. Sylvester
    Attorney-in-fact





















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
                             INDEX TO EXHIBITS


EXHIBIT
NUMBER   DOCUMENT

4.1 Restated Articles of Incorporation. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1995, and incorporated herein by reference.

4.2 Bylaws. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1995, and incorporated herein by reference.

4.3 Revolving Credit Loan Agreement. Previously filed as an exhibit to the Company's Form 8-K Current Report dated November 11, 1994, and incorporated herein by reference.

4.4 First Amendment to Revolving Credit Agreement. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1996, and incorporated herein by reference.

4.5 Second Amendment to Revolving Credit Agreement. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1996, and incorporated herein by reference.

4.6 Rights Agreement dated June 2, 1997 between Manatron, Inc. and Registrar and Transfer Company. Previously filed as an exhibit to the Company's Form 8-A filed on June 11, 1997, and incorporated herein by reference.

5        Opinion of Legal Counsel.

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of Legal Counsel.  Included in Exhibit 5 above.

24       Power of Attorney.